Exhibit 10.1
364-DAY REVOLVING CREDIT AGREEMENT
Dated as of August 1, 2005
among
ALLTEL CORPORATION,
as the Borrower,
BANK OF AMERICA, N.A.,
as the Administrative Agent,
JPMORGAN CHASE BANK, N.A.,
as the Syndication Agent,
BANC OF AMERICA SECURITIES LLC and J.P. MORGAN SECURITIES INC.,
as the Joint Lead Arrangers and Joint Book Managers,
CITICORP USA, INC., KEYBANK NATIONAL ASSOCIATION,
WACHOVIA BANK, NATIONAL ASSOCIATION, and BARCLAYS BANK PLC,
as the Co-Documentation Agents,
and
THE OTHER LENDERS PARTY HERETO
$700,000,000

364-Day Revolving Credit Agreement

5.11	ERISA Compliance	31
5.12	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	32
5.13	Rank of Debt	32
5.14	Disclosure	32

ARTICLE VI. AFFIRMATIVE COVENANTS		32
6.01	Financial Statements	32
6.02	Certificates; Other Information	33
6.03	Notices	34
6.04	Payment of Obligations	34
6.05	Preservation of Existence, Etc.	34
6.06	Maintenance of Properties	35
6.07	Maintenance of Insurance	35
6.08	Compliance with Laws	35
6.09	Books and Records	35
6.10	Inspection Rights	35
6.11	Use of Proceeds	35

ARTICLE VII. NEGATIVE COVENANTS		35
7.01	Liens	35
7.02	Indebtedness	36
7.03	Subsidiary Indebtedness	37
7.04	Fundamental Changes	38
7.05	Change in Nature of Business	39
7.06	Transactions with Affiliates	39
7.07	Burdensome Agreements	39
7.08	Use of Proceeds	39
7.09	Total Debt to Capitalization Ratio	40

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		40
8.01	Events of Default	40
8.02	Remedies Upon Event of Default	42
8.03	Application of Funds	43

ARTICLE IX. AGREEMENT AMONG LENDERS		43
9.01	Appointment and Authorization of Administrative Agent	43
9.02	Delegation of Duties	44
9.03	Liability of Agent-Related Persons	44
9.04	Reliance by Administrative Agent	44
9.05	Notice of Default	44
9.06	Credit Decision; Disclosure of Information by Administrative Agent and Syndication Agent	45
9.07	Indemnification of Agent-Related Persons	45
9.08	Administrative Agent in its Individual Capacity	46
9.09	Successor Administrative Agent	46
9.10	Administrative Agent May File Proofs of Claim	46
9.11	Other Agents; Joint Book Managers, Joint Lead Arrangers	47

ARTICLE X. MISCELLANEOUS		47
10.01	Amendments, Etc.	47
10.02	Notices and Other Communications; Facsimile Copies	48
364-Day Revolving Credit Agreement

10.03	No Waiver; Cumulative Remedies	49
10.04	Attorneys’ Fees, Expenses and Taxes	49
10.05	Indemnification by the Borrower	50
10.06	Payments Set Aside	50
10.07	Successors and Assigns	51
10.08	Confidentiality	53
10.09	Set-off	54
10.10	Interest Rate Limitation	54
10.11	Counterparts	54
10.12	Integration	55
10.13	Survival of Representations and Warranties	55
10.14	Severability	55
10.15	Foreign Lenders	55
10.16	Removal and Replacement of Lenders	56
10.17	Governing Law	57
10.18	Waiver of Right to Trial by Jury	57
10.19	TIME IS OF THE ESSENCE	57
10.20	ENTIRE AGREEMENT	58
10.21	USA PATRIOT ACT NOTICE	58
SIGNATURE PAGES
364-Day Revolving Credit Agreement

SCHEDULES

2.01	Commitments and Pro Rata Shares

7.02	Existing Borrower Indebtedness and Subsidiary Indebtedness

10.02	Administrative Agent’s Offices, Certain Addresses for Notices
EXHIBITS

Form of

A	Loan Notice

B	Term Conversion Election

C	Term Conversion Date Certificate

D	Note

E	Compliance Certificate

F	Assignment and Assumption

G	Secretary’s Certificate

H	Opinion of Counsel
364-DAY REVOLVING CREDIT AGREEMENT
     THIS 364-DAY REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of August 1, 2005, among ALLTEL CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as the Administrative Agent, and JPMORGAN CHASE BANK, N.A., as the Syndication Agent.
     The Borrower has requested that the Lenders extend a revolving credit facility to the Borrower in the aggregate principal amount of up to $700,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
364-Day Revolving Credit Agreement

     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     Administrative Agent means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     Administrative Agent’s Office means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     Administrative Fee Letter means the confidential letter agreement dated as of June 6, 2005, between the Borrower and the Administrative Agent.
     Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     Affiliate means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners, or the equivalent, or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     Agent-Related Persons means the Administrative Agent (including any successor administrative agent) and the Syndication Agent (including any successor syndication agent), together with each of their respective Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BAS, and in the case of JPMCB in its capacity as Syndication Agent, JPMorgan), and the officers, directors, employees, agents, and attorneys-in-fact of each such Person and Affiliate.
     Agreement means this 364-Day Revolving Credit Agreement.
     Applicable Rate means the appropriate percentages per annum as set forth below, based upon the Debt Rating, relevant fee, and Type as set forth below; provided that, from and after the Termination Date if any Term Loans are outstanding, the Applicable Rate per annum for Eurodollar Rate Loans shall increase by .125% for each Pricing Level:

	Debt Ratings
Pricing Level	S&P/Moody’s	Facility Fee	Eurodollar Rate Loan	Base Rate Loan	Utilization Fee

1	A+/A1 or higher	.060%	.190%	0%	.050%
2	A/A2	.070%	.230%	0%	.050%
3	A-/A3	.080%	.295%	0%	.125%
4	BBB+/Baa1 or lower	.100%	.400%	0%	.125%
     Debt Rating means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 4 being the lowest),
364-Day Revolving Credit Agreement

unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply.
     Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(v). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     Arranger means each of BAS and JPMorgan, each in its capacity as joint lead arranger and joint book manager.
     Arranger Fee Letter means the confidential letter agreement dated June 6, 2005, among the Borrower, JPMorgan, JPMCB, BAS, and Bank of America.
     Assignment and Assumption means an Assignment and Assumption substantially in the form of Exhibit F.
     Attributable Indebtedness means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     Audited Financial Statements means the audited Financial Statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004.
     Bank of America means Bank of America, N.A. and its successors.
     BAS means Banc of America Securities LLC and its successors.
     Base Rate means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     Base Rate Loan means a Borrowing that bears interest based on the Base Rate.
     Board means the Board of Governors of the Federal Reserve System of the United States of America.
     Borrower has the meaning set forth in the introductory paragraph hereto.
     Borrowing means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
364-Day Revolving Credit Agreement

     Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Dallas, Texas or New York, New York, and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     Capitalization means, on any date, Total Debt plus Consolidated Net Worth.
     Change of Control means, with respect to any Person, an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), if such right is exercisable immediately or within 60 days), directly or indirectly, of 35% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
     Closing Date means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).
     Code means the Internal Revenue Code of 1986.
     Commitment means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.
     Compliance Certificate means a certificate substantially in the form of Exhibit E.
     Consolidated Net Tangible Assets means, at any time, with respect to the Borrower, the total assets appearing on the most recently prepared consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter of the Borrower for which such balance sheet is available, prepared in accordance with GAAP, less (a) all current liabilities as shown on such balance sheet and (b) the value (net of any applicable reserves), as shown on such balance sheet of (i) all trade names, trademarks, licenses, patents, copyrights, and goodwill, (ii) organizational costs, and (iii) deferred
364-Day Revolving Credit Agreement

charges, (other than prepaid items such as insurance, Taxes, interest, commission, rents, and similar items and tangible assets being amortized).
     Consolidated Net Worth means, at any time, consolidated net stockholders equity of the Borrower and its Subsidiaries, determined in accordance with GAAP.
     Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.
     Current Financials means, at the time of any determination thereof, the more recently delivered to the Lenders of either (a) (i) the Audited Financial Statements, and (ii) the unaudited Financial Statements for the three-month period ended March 31, 2005, calculated on a consolidated basis for the Borrower and its Subsidiaries, or (b) the Financial Statements required to be delivered under Sections 6.01(a) or (b), as the case may be.
     Debt Rating has the meaning set forth in the definition of “Applicable Rate.”
     Debtor Relief Laws means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     Default means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     Default Rate means an interest rate equal to (a) with respect to Base Rate Loans, (i) the Base Rate plus (ii) the Applicable Rate, if any, for Base Rate Loans plus (iii) 2.0% per annum, and (b) with respect to a Eurodollar Rate Loan, (i) the Eurodollar Rate for such Eurodollar Loan plus (ii) the Applicable Rate for Eurodollar Rate Loans plus (iii) 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.
     Defaulting Lender means any Lender that (a) has failed to fund any portion of any Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     Dispose means the sale, conveyance, transfer, license, or other disposition (including any sale and leaseback transaction) of any property by any Person.
     Dollar and $ means lawful money of the United States of America.
     Eligible Assignee has the meaning specified in Section 10.07(h).
     Environmental Laws means all Laws relating to environmental, health, safety, and land use matters applicable to any property.
364-Day Revolving Credit Agreement

     ERISA means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.
     ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     ERISA Event means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     Eurodollar Rate means, for any Interest Period, with respect to any Eurodollar Rate Loan:
     (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or
     (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or
     (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.
     Eurodollar Rate Loan means a Borrowing that bears interest at a rate based on the Eurodollar Rate.
     Event of Default means any of the events or circumstances specified in Section 8.01.
364-Day Revolving Credit Agreement

     Facility Fee has the meaning set forth in Section 2.08(a).
     Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     Financial Statements means balance sheets, statements of operations, and statements of cash flows prepared in accordance with GAAP (including the notes thereto), which statements of operations and statements of cash flows shall be in comparative form to the corresponding period of the preceding fiscal year, and which balance sheets shall be in comparative form to the corresponding date of the preceding fiscal year. In addition, any annual Financial Statements must include statements of shareholders’ equity prepared in accordance with GAAP, which statements of shareholders’ equity shall be in comparative form to the prior fiscal year-end figures.
     Foreign Lender has the meaning specified in Section 10.15.
     GAAP means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Administrative Agent and the Lenders Financial Statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     Guaranty Obligation means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities, or services for the purpose of assuring the obligee in respect of such Indebtedness or
364-Day Revolving Credit Agreement

other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital, or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
     Indebtedness means, as to any Person at a particular time, all of the following:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, and similar instruments;
     (c) net obligations of such Person under any Swap Contract in an amount equal to the Swap Termination Value payable by such Person;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable, and accrued liabilities, as each arise in the ordinary course of business);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) capital leases and Synthetic Lease Obligations; and
     (g) all Guaranty Obligations of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     Indemnified Liabilities has the meaning set forth in Section 10.05.
     Indemnitees has the meaning set forth in Section 10.05.
364-Day Revolving Credit Agreement

     Interest Payment Date means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan; provided that, if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loan, the last Business Day of each March, June, September, and December and the Maturity Date, and (c) as to any Loan, the date such Loan becomes due and payable in accordance with this Agreement.
     Interest Period means, with respect to a Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, or six months thereafter, as selected by the Borrower in its Loan Notice or such other period of nine or twelve months that is requested by the Borrower and consented to by all the Lenders; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the scheduled Maturity Date.
     IRS means the United States Internal Revenue Service.
     JPMCB means JPMorgan Chase Bank, N.A. and its successors.
     JPMorgan means J.P. Morgan Securities Inc. and its successors.
     Laws means, collectively, all international, foreign, Federal, state, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation, or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, and permits of, and agreements with, any Governmental Authority.
     Lender has the meaning specified in the introductory paragraph.
     Lending Office means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     Lien means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.
     Loan has the meaning specified in Section 2.01, and, if the Loans are converted to a Term Loan pursuant to Section 2.13, means the Term Loan.
364-Day Revolving Credit Agreement

     Loan Documents means (a) this Agreement, (b) each Note, (c) the Arranger Fee Letter, (d) the Administrative Fee Letter, (e) each Loan Notice, (f) each Compliance Certificate, (g) all agreements, documents, instruments, and certificates in favor of the Administrative Agent or any Lender (or the Administrative Agent on behalf of Lenders) ever delivered in connection with or under this Agreement or otherwise delivered in connection with all or any part of the Obligations evidenced by this Agreement, and (h) all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.
     Loan Notice means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     Material Adverse Effect means, on any date of determination, (a) a material adverse change in the financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality or enforceability against the Borrower of any Loan Document to which it is a party.
     Maturity Date means the Termination Date; provided that, if the Loans are converted to a Term Loan pursuant to Section 2.13, from and after such conversion, “Maturity Date” means the first anniversary of the Termination Date.
     Merger means the merger of Western Wireless Corporation into a wholly-owned Subsidiary of the Borrower pursuant to the Merger Agreement.
     Merger Agreement means that certain Agreement and Plan of Merger dated January 9, 2005, by and between the Borrower and Western Wireless Corporation.
     Moody’s means Moody’s Investors Service, Inc. and any successor thereto.
     Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     Note means a promissory note made by the Borrower in favor of a Lender evidencing the Loans made by such Lender, substantially in the form of Exhibit D.
     Obligations means all advances to, and debts, liabilities, obligations, covenants, and duties of, the Borrower arising under any and all Loan Documents or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest that accrues after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     Organization Documents means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust, or other form of business entity, the partnership, joint venture, or other applicable agreement of
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formation or organization and any agreement, instrument, filing, or notice with respect thereto filed in connection with its formation with the applicable Governmental Authority in the jurisdiction of its formation or organization, in each case as amended from time to time.
     Outstanding Amount means, without duplication, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of any Loans occurring on such date.
     Participant has the meaning specified in Section 10.07(d).
     PBGC means the Pension Benefit Guaranty Corporation.
     Pension Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
     Permitted Successor Corporation means any corporation (other than the Borrower) that is the survivor of a merger or consolidation with the Borrower, so long as:
     (a) immediately after giving effect to such merger or consolidation, such surviving corporation shall have then-effective debt ratings (or implied debt ratings) published by Moody’s and S&P applicable to such surviving corporation’s senior, unsecured, non-credit-enhanced, long term debt, equal to or higher than BBB- by S&P and Baa3 by Moody’s;
     (b) such surviving corporation shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume all of the Borrower’s obligations for the due and punctual payment of the Obligations and the performance or observance of the Loan Documents;
     (c) the Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower stating that such surviving corporation complies with the requirements for a Permitted Successor Corporation set forth in this definition and that such merger or consolidation is permitted under Section 7.04;
     (d) no Change of Control with respect to the Borrower shall have occurred as a result of such merger or consolidation; and
     (e) on and prior to the closing of any such merger or consolidation, such merger and consolidation shall have been approved and recommended by the Board of Directors of the Borrower.
     Person means any individual, trustee, natural person, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, association, bank, business association, firm, joint venture, Governmental Authority, or other entity.
     Plan means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
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     Principal Debt means the aggregate Outstanding Amount of all Loans.
     Pro Rata Share means, with respect to each Lender, unless expressly specified herein, (a) with respect to an amount of credit to be extended, purchased, or otherwise paid by such Lender hereunder, a reduction of the Total Commitment, a payment of the Facility Fee to such Lender, or a determination of the Voting Percentage of such Lender, in each case at any time prior to the Termination Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Total Commitment at such time, (b) with respect to an amount to be paid by such Lender hereunder, or a payment of the Facility Fee to such Lender, in each case on or after the Termination Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Principal Debt owed to such Lender at such time and the denominator of which is the amount of the aggregate Principal Debt owed to all Lenders at such time, and (c) with respect to an amount to be paid to or for the account of such Lender (other than the Facility Fee) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Principal Debt owed to such Lender at such time and the denominator of which is the amount of the Principal Debt owed to all Lenders at such time.
     Register has the meaning set forth in Section 10.07(c).
     Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     Required Lenders means, as of any date of determination, at least two Lenders whose Voting Percentages aggregate more than 50%.
     Responsible Officer means the chairman, the chief executive officer, the president, the chief operating officer, any executive vice president, the chief financial officer, or the treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership, and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
     S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company, or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     Swap Contract means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the
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foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the preceding clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).
     Syndication Agent means JPMCB, in its capacity as the Syndication Agent, or any successor syndication agent.
     Synthetic Lease Obligation means any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified, for accounting purposes, as an operating lease, rather than a capital lease.
     Term Conversion Election has the meaning set forth in Section 2.13(a).
     Termination Date means the earlier of either (a) July 31, 2006, or (b) the effective date of any other termination or cancellation of the Lenders’ Commitments to lend.
     Total Commitment means, on any date of determination, the sum of all Commitments then in effect for all the Lenders (as the same may have been reduced or canceled as provided in the Loan Documents).
     Total Debt means (without duplication) all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, but excluding any Indebtedness described in clause (c) of the definition of “Indebtedness” in this Section 1.01.
     Type means a Borrowing’s character as a Base Rate Loan or a Eurodollar Rate Loan.
     Unfunded Pension Liability means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     Utilization Fee has the meaning set forth in Section 2.08(b).
     Voting Percentage means, as to any Lender, (a) at any time prior to the Termination Date, such Lender’s Pro Rata Share and (b) at any time from and after the Termination Date, the percentage (carried out to the ninth decimal place) which (i) the Principal Debt owed to such Lender bears to (ii) the Principal Debt owed to all Lenders; provided that any Defaulting Lender’s Voting Percentage shall be deemed to be -0-, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall
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be recomputed for purposes of this definition and the definition of “Required Lenders” without regard to such Defaulting Lender’s Commitment or the Principal Debt owed to such Defaulting Lender.
     1.02 Other Interpretive Provisions.
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (ii) Unless otherwise specified herein, Article, Section, Exhibit, and Schedule references are to this Agreement.
     (iii) The term “including” is by way of example and not limitation.
     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements, and other writings, however evidenced, whether in physical or electronic form.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents), and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, and other modifications are not prohibited by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Law.
ARTICLE II.
THE COMMITMENTS AND BORROWINGS

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     2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that, after giving effect to any Borrowing, (a) the aggregate Principal Debt shall not exceed the Total Commitment, and (b) the Outstanding Amount of the Loans owed to any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions, and Continuations of Loans.
     (a) Each Borrowing, each conversion of Borrowings from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m., Dallas, Texas time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided that, if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three, or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 10:00 a.m., Dallas, Texas time, four Business Days prior to the requested date of Borrowing, conversion, or continuation. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to, or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Borrowings from one Type to the other, or a continuation of Borrowings as the same Type, (ii) the requested date of the Borrowing, conversion, or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted, or continued, (iv) the Type of Borrowings to be borrowed or to which existing Borrowings are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Borrowing in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Borrowing shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Borrowings, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection (a). Each Lender shall make its Pro Rata Share of each Borrowing available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon, Dallas, Texas time, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower no later than 2:00 p.m. Dallas, Texas time in like funds as

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received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Borrowings may be requested as, converted to, or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Borrowings from one Type to the other, and all continuations of Borrowings as the same Type, there shall not be more than eight Interest Periods in effect on any day with respect to Borrowings.
     2.03 Prepayments.
     (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans, in whole or in part, without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m., Dallas, Texas time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans, (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts then due and payable pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.
     (b) If for any reason the Principal Debt at any time exceeds the Total Commitment then in effect, subject to Section 2.13, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.
     2.04 Reduction or Termination of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Total Commitment, or permanently reduce the Total Commitment to an amount not less than the then outstanding Principal Debt; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m., Dallas, Texas time, five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate

364-Day Revolving Credit Agreement

amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Total Commitment. Once reduced in accordance with this Section 2.04, the Total Commitment may not be increased. Any reduction of the Total Commitment shall be applied to the Commitment of each Lender according to its Pro Rata Share.
     2.05 Change of Control. The Borrower shall give the Administrative Agent and each Lender written notice of a Change of Control with respect to the Borrower no later than two Business Days after a Responsible Officer of the Borrower has knowledge of such Change of Control. No later than 30 days after the giving by the Borrower of such notice, each Lender shall have the right, in its sole discretion, to notify the Borrower in writing (with a copy to the Administrative Agent) of its election to terminate all of its Commitment hereunder (if the Change of Control has occurred prior to the Termination Date), to require a mandatory prepayment of all Obligations owed to such Lender, and to cease to be a Lender party hereto, which commitment termination and mandatory prepayment shall occur on the 30th day after such notice is received by the Borrower. If a Change of Control occurs, the Borrower shall have no right to make any new Borrowings unless and until the Commitments of all Lenders that elect to terminate their Commitments pursuant to this Section 2.05 have been terminated, and all Obligations owing to such Lenders have been paid in full. The Borrower shall have the right to replace each terminating Lender pursuant to Section 10.16, which replacement shall occur on or before the date such terminating Lender’s Commitment would have been terminated pursuant to this Section 2.05.
     2.06 Repayment of Outstanding Amount of all Loans. The Borrower shall repay to the Lenders on the Maturity Date the Outstanding Amount of all Loans outstanding on such date.
     2.07 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate, and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (b) While any Event of Default exists or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Obligations (including past due interest) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.08 Fees.
     (a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender, in accordance with its Pro Rata Share, a facility fee (the “Facility Fee”) equal to the Applicable Rate (applied on a per diem basis) times the actual daily amount of the Total Commitment, regardless of usage (or if the Term Loan is outstanding or if the Total Commitments have been terminated, on the Principal Debt). The Facility Fee shall accrue at all times from the Closing Date until the date the Principal Debt has been paid in full and the Total Commitment has been terminated and shall

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be due and payable quarterly in arrears on the last Business Day of each March, June, September, and December, commencing with the first such date to occur after the Closing Date, and ending on the date both the Principal Debt has been paid in full and the Total Commitment has been terminated. The Facility Fee shall be calculated quarterly in arrears, in accordance with Section 2.09, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate (on a per diem basis) separately for each period during such quarter that such Applicable Rate was in effect. The Facility Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.
     (b) Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender, in accordance with its Pro Rata Share, a utilization fee (the “Utilization Fee”) equal to the Applicable Rate (applied on a per diem basis) times the actual daily aggregate Principal Debt; provided that (i) prior to the Termination Date, the Utilization Fee shall be payable only in respect of each day that such aggregate Principal Debt exceeds 50% of the Total Commitment, and (ii) on and after the Termination Date, the Utilization Fee shall be payable only in respect of each day that such aggregate Principal Debt exceeds 50% of the Total Commitment in existence on the Business Day immediately prior to the Termination Date. The Utilization Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September, and December, commencing with the first such date to occur after the Closing Date, and ending on the date both the Principal Debt has been paid in full and the Total Commitment has been terminated. The Utilization Fee shall be calculated quarterly in arrears in accordance with Section 2.09, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate (on a per diem basis) separately for each period during such quarter that such Applicable Rate was in effect. The Utilization Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.
     (c) Closing Fees. On the Closing Date, the Borrower shall pay to the Arrangers the fees described in the Arranger Fee Letter.
     (d) Agency Fees. The Borrower shall pay to the Administrative Agent (for its own account) the agency fees described in the Administrative Fee Letter, which payments shall be made on the dates and in the amounts specified in the Administrative Fee Letter.
     2.09 Computation of Interest and Fees. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.
     2.10 Evidence of Debt.
     The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Borrowings.

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In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Loans, in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, and maturity of its Loans and payments with respect thereto.
     2.11 Payments Generally.
     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment, or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, Dallas, Texas time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon, Dallas Texas time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (c) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
     (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at a rate equal to the Federal Funds Rate; and
     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate equal to the Federal Funds Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the

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Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
     A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
     (d) If any Lender makes available to the Administrative Agent funds for any Loans to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowings set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans.
     (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loans in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of any Loan made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) by or for the account of the Borrower in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause the Lenders to share the excess payment in respect of such Loan in accordance with their Pro Rata Shares; provided that, if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions, and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

364-Day Revolving Credit Agreement

     2.13 Conversion to Term Loan. The Borrower shall have the option to convert the Outstanding Amount of the Loans on the Termination Date (after giving effect to any repayments on the Termination Date) to a Term Loan maturing one year after the Termination Date. From and after such conversion, the Term Loan may be prepaid but not reborrowed. Such conversion to a Term Loan is subject to and on the terms and conditions set forth below:
     (a) No sooner than 90 days (and not later than 10 days) preceding the Termination Date, the Borrower shall deliver to the Administrative Agent a Term Conversion Election in the form of Exhibit B (a “Term Conversion Election”), which shall (i) specify the Borrower’s election to convert the Outstanding Amount of the Loans to a Term Loan on the Termination Date, (ii) specify the amount of the Outstanding Amount of the Loans to be converted to a Term Loan on the Termination Date, and (iii) certify that no Default or Event of Default exists on the date the Term Conversion Election is delivered.
     (b) As a condition precedent to such conversion, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower in the form of Exhibit C dated as of the Termination Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower and certifying (which certification shall be true and correct) that, before and after giving effect to such conversion, (A) the representations and warranties contained in Article V (other than Sections 5.05(b), 5.06, 5.07(a), and 5.09) and each Compliance Certificate are true and correct on and as of the Termination Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and (B) no Default or Event of Default exists.
ARTICLE III.
TAXES, YIELD, PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings, or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income (including branch profits tax), and franchise taxes imposed on it by the United States government or other jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or transacts business (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings, or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.
     (b) In addition, the Borrower agrees to pay any and all present or future stamp, court, or documentary taxes and similar levies which arise from any payment made under any Loan Document or

364-Day Revolving Credit Agreement

from the execution, delivery, performance, enforcement, or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
     (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.
     (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent and such Lender, (ii) amounts payable under the preceding subsection (c) and (iii) any liability (including additions to tax, penalties, interest, and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.
     (e) If the Administrative Agent or any Lender receives a refund specifically in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Administrative Agent or any Lender and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Administrative Agent or any Lender, agrees to repay the amount paid over to the Borrower (plus penalties and interest) to such Administrative Agent or any Lender in the event such Administrative Agent or any Lender is required to repay such refund to such Governmental Authority.
      3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain, or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for

364-Day Revolving Credit Agreement

such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
     3.03 Inability to Determine Rates. If the Administrative Agent determines, in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, that (a) Dollar deposits are not being offered to banks in the applicable Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any required Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion, or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.
     (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s reasonable compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding, or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
     (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or reasonable compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.
     (c) At any time and as long as any Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), the Borrower shall pay to such Lender additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Eurodollar Rate Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Eurodollar Rate Loan; provided that the Borrower shall have received at least 15 days’

364-Day Revolving Credit Agreement

prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice. Each Lender represents to the Borrower that as of the Closing Date it is not required to maintain reserves with respect to Eurocurrency Liabilities; provided that such representation (i) does not apply to any date after the Closing Date and (ii) is not made by any Lender that is not party to this Agreement on the Closing Date.
     (d) With respect to each demand by a Lender under this Section 3.04, no Lender shall have the right to demand compensation under this Section 3.04 for any period which is 90 days prior to the date such Lender gives such demand for compensation to the Borrower.
     3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost, or expense incurred by it as a result of:
     (a) any continuation, conversion, payment, or prepayment of any Borrowing other than a Base Rate Loan on a day other than the last day of the Interest Period for such Borrowing (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue, or convert any Borrowing other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Matters Applicable to all Requests for Compensation.
     (a) A certificate of the Administrative Agent or any Lender to the Borrower, claiming compensation under this Article III and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the basis for the claim, shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
     (b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may remove or replace such Lender in accordance with Section 10.16.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.

364-Day Revolving Credit Agreement

ARTICLE IV.
CONDITIONS PRECEDENT
     4.01 Conditions to Closing. The Closing Date shall not occur until the following conditions precedent are satisfied:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals), each of which shall be dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):
     (i) counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender, and the Borrower, executed by the Administrative Agent, the Syndication Agent, each Lender, and the chairman or chief executive officer and president of the Borrower;
     (ii) A Note executed by a Responsible Officer of the Borrower in favor of each Lender requesting such a Note, in a principal amount equal to such Lender’s Commitment;
     (iii) a Secretary’s Certificate in the form of Exhibit G, signed by the Responsible Officers named therein;
     (iv) Certificates evidencing the good standing of the Borrower in the states of Arkansas, Delaware, Georgia, and Ohio;
     (v) a certificate signed by a Responsible Officer of the Borrower certifying (A) that there has been no change, occurrence, or development since the date of the Audited Financial Statements, which has or could be reasonably expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of the Borrower and its Subsidiaries taken as a whole, and (B) the current Debt Ratings (which Debt Rating must be a minimum of BBB+/Baa1 by both S&P and Moody’s, respectively) and further certifying that neither rating agency has indicated that such Debt Ratings would be downgraded below BBB+/Baa1, after giving effect to the execution of the Loan Documents;
     (vi) an opinion of counsel to the Borrower in the form of Exhibit H; and
     (vii) such other assurances, certificates, documents, consents, or opinions, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent, or the Required Lenders reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date shall have been paid.
     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all attorneys’ fees and expenses of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of attorneys’ fees and expenses of counsel to the Administrative Agent as shall constitute its reasonable estimate of the attorneys’ fees and expenses of counsel to the Administrative Agent incurred or to be incurred by it through the closing proceedings; provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent.

364-Day Revolving Credit Agreement

     (d) The representations and warranties of the Borrower contained in Article V shall be true and correct on and as of the Closing Date and after giving effect to the Merger.
     (e) Contemporaneously with the effectiveness of this Agreement, the Merger shall have been consummated in accordance with the Merger Agreement.
     (f) The Closing Date shall have occurred on or before September 15, 2005.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Borrowings. The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) on or after the Closing Date is subject to the satisfaction of the following conditions precedent:
     (a) The representations and warranties of the Borrower contained in Article V (other than Sections 5.04, 5.05(b), 5.06, 5.07(a), and 5.09, unless such Loan Notice is requested to be honored on the Closing Date) and each Compliance Certificate shall be true and correct on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;
     (b) No Default or Event of Default shall exist, or would result from such proposed Borrowing;
     (c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof; and
     (d) All fees and expenses due and payable on or prior to the date of such Borrowing shall have been paid.
     Each Loan Notice (other than a Loan Notice requesting only a conversion of a Borrowing to the other Type or a continuation of a Eurodollar Rate Loan) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 4.02 have been satisfied on and as of the date of the applicable Borrowing.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification, and Power; Compliance with Laws. The Borrower and each of its Subsidiaries (a) is an entity duly organized or formed, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents, and approvals to own its assets and to carry on its business, (c) is duly qualified and is licensed and in good standing under the Laws of each

364-Day Revolving Credit Agreement

jurisdiction where its ownership, lease, or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clauses (b), (c), or (d) of this Section 5.01, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery, and performance by the Borrower of each Loan Document, (a) have been duly authorized by all necessary corporate or other organizational action and do not and will not (i) contravene the terms of any of the Borrower’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any material Contractual Obligation to which the Borrower is a party or any order, injunction, writ, or decree of any Governmental Authority to which the Borrower or its property is subject, or (iii) violate any Law, and (b) require no consent, approval, or authorization from any Person which has not been obtained.
     5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery, or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by general principles of equity and applicable Debtor Relief Laws.
     5.05 Financial Statements; No Material Adverse Effect. (a) The Current Financials (i) were prepared in accordance with GAAP throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments, and Indebtedness in accordance with GAAP throughout the period covered thereby; and
     (b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
     5.06 Litigation. There are no actions, suits, proceedings, investigations, claims, or disputes pending or, to the knowledge of the Borrower after due inquiry, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues which (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the lending transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. (a) Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation which could, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and (b) no Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

364-Day Revolving Credit Agreement

     5.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good and marketable title in fee simple to, or valid leasehold interests in, all real property and good title to all of their respective other properties, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than the presently existing and future Liens permitted by Section 7.01.
     5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Taxes. The Borrower and its Subsidiaries have filed all federal, state, and other material tax returns and reports required to be filed, and have paid all material federal, state, and other taxes, assessments, fees, and other governmental charges levied or imposed upon them or their properties, income, or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.
     5.11 ERISA Compliance. Except to the extent that any such event, condition, claim, action, lawsuit, violation, prohibited transaction, application, contribution, or liability, individually or when aggregated with any other event, condition, claim, action, lawsuit, violation, prohibited transaction, application, contribution, or liability contemplated by this Section 5.11, would not reasonably be expected to result in a Material Adverse Effect or liabilities (individually or in the aggregate) exceeding $250,000,000:
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which is continuing.
     (c) (i) No ERISA Event has occurred and is continuing or is reasonably expected to occur, (ii) no Pension Plan has any Unfunded Pension Liability, (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), other than such liabilities which have been discharged on or prior to the Closing Date, (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such

364-Day Revolving Credit Agreement

liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, other than such liabilities which have been discharged on or prior to the Closing Date, and (v) neither the Borrower nor any ERISA Affiliate has engaged and is continuing to engage in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     5.12 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of any Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Sections 7.01 or 7.04 will be margin stock.
     (b) None of the Borrower, any “Affiliate” (as defined in the Public Utility Holding Company Act of 1935, and excluding any natural Persons) of the Borrower, or any Subsidiary (i) is a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.13 Rank of Debt. The Obligations are “Senior Debt” and will constitute direct, unconditional, and general obligations of the Borrower ranking prior to or pari passu in all respects with all of the Borrower’s other Indebtedness, except as permitted by Section 7.01.
     5.14 Disclosure. No representation or warranty made by the Borrower in any Loan Document (excluding Financial Statements, which are addressed in Section 5.05) contains any untrue statement of a material fact. As of the Closing Date, there is no fact known to the Borrower which could reasonably be expected to have a Material Adverse Effect and which has not been disclosed to the Lenders in writing.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or Obligations shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.04(a), and 6.11) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent:
     (a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, Financial Statements showing the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the end of such fiscal year, accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Administrative Agent; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, Financial Statements showing the consolidated

364-Day Revolving Credit Agreement

financial condition and results of operations of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent (or otherwise make available to the Lenders in the case of subsection (d) below):
     (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary for their report and opinion thereon no knowledge was obtained of any Default or Event of Default under Sections 8.01(a) or (b) (but only to the extent Section 8.01(b) relates to the covenant in Section 7.09), or, if any such Default or Event of Default shall exist, stating the nature and status of such event;
     (b) concurrently with the delivery of the Financial Statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
     (c) promptly after the same are available, copies (which may be delivered in an electronic format satisfactory to the Administrative Agent) of each of the following documents of the Borrower not otherwise required to be delivered to the Administrative Agent pursuant to this Agreement:
     (i) proxy statements and annual reports to shareholders;
     (ii) annual reports on Form 10-K; and
     (iii) quarterly reports on Form 10-Q;
     (d) promptly after the same are available, copies (which may be made available in an electronic format satisfactory to the Administrative Agent) of each current report on Form 8-K and transaction statement on Schedule TO, 13D or 13E-3 that the Borrower may file under the Securities Exchange Act of 1934; and
     (e) as soon as reasonably practicable, such additional information, in form and detail reasonably satisfactory to the Administrative Agent or the Lender requesting the information regarding the business, financial, or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request by written notice to the Borrower.
     The reports required to be delivered pursuant to clause (d) of this Section 6.02 shall be deemed delivered on the date on which the same have been posted on the Securities and Exchange Commission’s web site at www.sec.gov; provided that, that the Borrower shall deliver paper copies of the reports referred to in clause (d) of this Section 6.02 to the Administrative Agent or any Lender who requests such reports in paper form.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side”

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Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     6.03 Notices.
     Notify the Administrative Agent no later than five Business Days after a Responsible Officer of the Borrower has knowledge:
     (a) of the occurrence of any Default or Event of Default;
     (b) of any litigation, investigation, or proceeding affecting the Borrower or any Subsidiary, including pursuant to any Environmental Law, (i) in which the amount involved exceeds $250,000,000, or (ii) in which injunctive relief or similar relief is sought, which would be reasonably expected to have a Material Adverse Effect; and
     (c) of the occurrence of any material ERISA Event.
     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto, accompanied by copies of any notice or report of, or with respect to, any Reportable Event received by the Borrower or any Subsidiary or given by the Borrower or any Subsidiary to the PBGC. Each notice pursuant to Section 6.03(a) shall describe the provisions of this Agreement or other Loan Document that have been breached.
     6.04 Payment of Obligations. (a) Pay the Obligations in accordance with the terms and provisions of the Loan Documents, and (b) pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (i) all tax liabilities, assessments, and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property, and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case under the preceding clauses (b)(i), (b)(ii), and (b)(iii), to the extent such non-payment would not reasonably be expected to have a Material Adverse Effect.
     6.05 Preservation of Existence, Etc. (a) Preserve, renew, and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, and (b) take all reasonable action to maintain all rights, privileges, permits, licenses, and franchises necessary or desirable in the normal conduct of its business, except (i) in a transaction permitted by Section 7.04, or (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

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     6.06 Maintenance of Properties. (a) Maintain, preserve, and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, except, in either case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Borrower or its Subsidiaries may maintain self-insurance in connection with the foregoing property insurance requirements, so long as the same is maintained in accordance with sound business practices.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (a) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto, or (b) the failure to comply therewith would not be reasonably expected to have a Material Adverse Effect.
     6.09 Books and Records. (a) Maintain proper books of record and account, in which entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
     6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances, and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided that, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     6.11 Use of Proceeds. Use the proceeds of the Borrowings for working capital and other general corporate purposes, including capital expenditures, acquisitions, and the provision of liquidity in connection with any commercial paper program of the Borrower.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or Obligations shall remain unpaid or unsatisfied:
     7.01 Liens. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist, any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;

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     (b) Liens existing on the date hereof in connection with the Indebtedness listed on Schedule 7.02 and identified as secured Indebtedness on such schedule, and any renewals or extensions thereof; provided that the property subject thereto is not increased and any renewal or extension of the Indebtedness secured or benefited thereby is permitted by Sections 7.02(b) or 7.03(a);
     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts, and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments and litigation), performance bonds, and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions, and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money in an aggregate amount not in excess of $250,000,000 (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 60 consecutive days during which execution is not effectively stayed;
     (i) Liens securing Indebtedness permitted under Sections 7.02(e) and 7.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed 100% of cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
     (j) Liens securing Indebtedness permitted under Section 7.02(f); and
     (k) Liens securing Indebtedness permitted under Section 7.03(c); provided that such Liens exist at the time the relevant asset or Person is acquired by, or merged or consolidated with, the applicable Subsidiary.
     7.02 Indebtedness. The Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness existing on the date hereof and listed on Schedule 7.02 as Indebtedness of the Borrower, in an amount not to exceed the amount listed on Schedule 7.02, and refinancings,

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refundings, renewals, extensions, and replacements of such Indebtedness that do not increase the outstanding principal amount thereof at the time of such refinancing, refunding, renewal, extension, or replacement;
     (c) Guaranty Obligations of the Borrower in respect of Indebtedness of Subsidiaries permitted under Section 7.03;
     (d) obligations (contingent or otherwise) of the Borrower existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by the Borrower for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Borrower, or changes in the value of securities issued by the Borrower, and not for purposes of speculation or taking a “market view,” and (ii) such Swap Contract does not contain a provision designating the “First Method” (as defined in the form of the Master Agreement) or any other provision directly or indirectly exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party after the occurrence of an “Early Termination Date” (as defined in such Swap Contract);
     (e) Indebtedness in respect of capital leases, Synthetic Lease Obligations, and purchase money obligations for fixed or capital assets, so long as any Liens securing such Indebtedness satisfy the requirements of Section 7.01(i);
     (f) Other secured Indebtedness of the Borrower; provided that the aggregate principal amount of the secured Indebtedness of the Borrower incurred pursuant to this Section 7.02(f) plus the aggregate principal amount of the Indebtedness of the Borrower incurred pursuant to Section 7.02(h) at any time outstanding does not exceed 3% of Consolidated Net Tangible Assets;
     (g) Indebtedness of the Borrower not otherwise permitted by this Section 7.02, so long as (i) no Default or Event of Default exists on the date any such Indebtedness is created, incurred, assumed, or arises after giving effect to such incurrence of Indebtedness, (ii) such Indebtedness is unsecured, and (iii) such Indebtedness shall not have a claim on any assets or earnings of the Borrower or its Subsidiaries ranking prior to the Obligations; and
     (h) Indebtedness of the Borrower arising under one or more surety bonds issued or obtained in the ordinary course of business; provided that the aggregate principal amount of the Indebtedness of the Borrower incurred pursuant to this Section 7.02(h) plus the aggregate principal of the secured Indebtedness of the Borrower incurred pursuant to Section 7.02(f) at any time outstanding does not exceed 3% of Consolidated Net Tangible Assets.
     7.03 Subsidiary Indebtedness. The Borrower shall not permit any Subsidiary, directly or indirectly, to create, incur, assume, or permit to exist any Indebtedness, except:
     (a) Indebtedness existing on the date hereof and listed on Schedule 7.02 as Indebtedness of a Subsidiary, in an amount not to exceed the amount listed on Schedule 7.02, and refinancings, refundings, renewals, extensions, and replacements of such Indebtedness that do not increase the outstanding principal amount thereof at the time of such refinancing, refunding, renewal, extension, or replacement;
     (b) Indebtedness to the Borrower or any other Subsidiary;
     (c) Indebtedness assumed in connection with the acquisition of an asset or Indebtedness of a Person, in either case, existing at the time such asset or Person is acquired by, or merged or consolidated with or into, any Subsidiary (and renewals, extensions, amendments, and modifications of such

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Indebtedness satisfying the requirements of clause (a) preceding), so long as (i) such Indebtedness was not incurred in contemplation of such acquisition, merger, or consolidation, (ii) no Event of Default or Default then exists or arises as a result thereof, and (iii) no other Subsidiary (other than the existing obligors at the time such Person or asset was acquired) shall have or incur any direct or indirect liability for such Indebtedness;
     (d) other unsecured Indebtedness of any Subsidiary not otherwise permitted by this Section 7.03, so long as no Default or Event of Default exists on the date any such Indebtedness is created, incurred, or assumed, or arises after giving effect to such incurrence of Indebtedness;
     (e) obligations (contingent or otherwise) of any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Subsidiary for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Subsidiary, or changes in the value of securities issued by such Subsidiary, and not for purposes of speculation or taking a “market view,” and (ii) such Swap Contract does not contain a provision designating the “First Method” (as defined in the form of the Master Agreement) or any other provision directly or indirectly exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party after the occurrence of an “Early Termination Date” (as defined in such Swap Contract); and
     (f) Indebtedness in respect of capital leases, Synthetic Lease Obligations, and purchase money obligations for fixed or capital assets, so long as any Liens securing such Indebtedness satisfy the requirements of Section 7.01(i).
Notwithstanding anything in this Section 7.03 to the contrary, the aggregate principal amount of all Indebtedness of the Subsidiaries, without duplication, may not exceed, on any date of determination, 20% of the book value of the consolidated assets of the Borrower and the Subsidiaries, determined as of, and with respect to, the date of the Audited Financial Statements; provided that on and after the date that the Current Financials for the fiscal year ending December 31, 2005 are delivered pursuant to Section 6.01(a), such book value of the consolidated assets of the Borrower and its Subsidiaries will be determined as of the date of, and with respect to, the Current Financials most recently delivered pursuant to Section 6.01(a).
     7.04 Fundamental Changes.
     (a) The Borrower will not:
     (i) consolidate with or merge with or into any other Person, unless the Borrower or a Permitted Successor Corporation shall be the continuing or surviving corporation;
     (ii) Dispose of (or permit its Subsidiaries to Dispose of, including Dispositions by mergers of Subsidiaries with non-wholly owned Subsidiaries or unrelated third parties), whether in one transaction or in any series of related transactions arising on or after the date of this Agreement, more than 50% of the book value of the consolidated assets of the Borrower and the Subsidiaries; or
     (iii) except as permitted by subsection (b)(ii) below, consolidate, merge, Dispose of assets, or permit its Subsidiaries to Dispose of assets in transactions otherwise permitted under this subsection (a) if prior to and immediately after giving effect to such consolidation, merger, or Disposition, a Default or Event of Default shall exist.

364-Day Revolving Credit Agreement

     (b) Subject to subsection (a)(iii) above, the following transactions are permitted at all times without restriction by this Section 7.04:
     (i) (A) any Disposition by any Subsidiary of properties and assets to the Borrower or to any other wholly-owned Subsidiary or (B) the merger or consolidation of any Subsidiary into either the Borrower or any other wholly-owned Subsidiary; and
     (ii) any Disposition of (A) obsolete or worn-out property or real property no longer used or useful in the business of the Borrower or its Subsidiaries, (B) delinquent accounts receivable in the ordinary course of business for purposes of collection, and (C) inventory in the ordinary course of business.
     (c) For purposes of subsection (a)(ii), the book value of the consolidated assets of the Borrower and its Subsidiaries will be determined as of, and with respect to, the date of the Audited Financial Statements; provided that on and after the date that the Current Financials for the fiscal year ending December 31, 2005 are delivered pursuant to Section 6.01(a), such book value of the consolidated assets of the Borrower and its Subsidiaries will be determined as of the date of, and with respect to, the Current Financials most recently delivered pursuant to Section 6.01(a).
     7.05 Change in Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof.
     7.06 Transactions with Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into any transaction or series of transactions during any fiscal year for which the aggregate amount exceeds $60,000 with any Affiliate of the Borrower or any Subsidiary, whether or not in the ordinary course of business, other than on commercially reasonable terms.
     7.07 Burdensome Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement) that:
      (a) restricts or limits any Subsidiary from:
     (i) the making of dividends or distributions (whether in cash, securities, or other property) payable to the Borrower or any Subsidiary; or
     (ii) the repaying of loans or advances made by the Borrower or any Subsidiary to the Borrower or any other Subsidiary, as the case may be, or the transferring of assets from any Subsidiary to the Borrower or any Subsidiary, except (x) restrictions and limitations imposed by law, (y) customary restrictions and limitations contained in agreements relating to the sale of a Subsidiary or its assets that is permitted hereunder, and (z) other restrictions and limitations that could not reasonably be expected to impair the Borrower’s ability to repay the Obligations when due; or
     (b) limits the ability of any Subsidiary to create, incur, assume, or suffer to exist Liens on the property of any such Subsidiary or requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure an obligation of another Person.
     7.08 Use of Proceeds. The Borrower shall not permit any part of the proceeds of any Borrowing to be used, directly or indirectly, in any manner that might cause the Borrowing or the

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application of such proceeds to violate Regulations T, U, or X or any other regulation of the Board or to violate the Securities Act of 1933.
     7.09 Total Debt to Capitalization Ratio. The Borrower shall not permit the ratio of Total Debt to Capitalization, at the end of each fiscal quarter of the Borrower, to be greater than or equal to .65 to 1.00.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default.
     Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower fails to pay (i) as of the due date thereof, any amount of principal of any Loan; provided that, to the extent such failure is caused by an error or omission of an administrative or operational nature and funds are available on such due date to enable Borrower to make such payment, then such failure shall not constitute an Event of Default unless such failure continues for three Business Days after such due date, (ii) within three Business Days after the same becomes due, any interest on any Loan, or (iii) within three Business Days after the later of (A) the due date thereof or (B) the date the same is invoiced to the Borrower, any Facility Fee, any Utilization Fee, or any other fee or amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant, or agreement contained in any of Sections 6.03, 6.11, 7.04, 7.05, 7.08, or 7.09, or (ii) the Borrower fails to perform or observe any term, covenant, or agreement contained in any of Sections 6.02(e), 6.05, or 6.10 and such failure continues for five Business Days, or (iii) the Borrower fails to perform or observe any term, covenant, or agreement contained in any of Sections 6.01 or 6.02(a), (b), or (c), and such failure continues for five Business Days after the earlier of the date a Responsible Officer of the Borrower has knowledge of such failure or written notice thereof to the Borrower from the Administrative Agent or any Lender; or
     (c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of the date a Responsible Officer of the Borrower has knowledge of such failure or written notice thereof to the Borrower from the Administrative Agent or any Lender; or
     (d) Representations and Warranties. (i) Any representation, warranty, certification, or statement of fact made or deemed made by the Borrower herein or in any other Loan Document that contains a materiality qualifier shall be incorrect or misleading when made or deemed made, or (ii) any other representation, warranty, certification, or statement of fact made or deemed made by the Borrower herein or in any other Loan Document that does not contain a materiality qualifier shall be incorrect or misleading in any material respect when made or deemed made; or

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     (e) Cross-Default.
     (i) With respect to any Indebtedness or Guaranty Obligation (other than the Indebtedness hereunder and Indebtedness under Swap Contracts), the Borrower or any Subsidiary:
     (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond the applicable grace period with respect thereto (if any), and the principal amount (individually or in the aggregate) of such payments exceeds $250,000,000; or
     (B) (1) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or any instrument or agreement evidencing, securing, or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, (x) such Indebtedness to be demanded or to become due, to be repurchased, prepaid, defeased, or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease, or redeem such Indebtedness to be made, in each case, prior to its stated maturity; or (y) any such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; and (2) in any such event, the principal amount (individually or in the aggregate) of all such Indebtedness and Guaranty Obligations described in clause (1) preceding exceeds $250,000,000; or
     (ii) (A) An “Early Termination Date” occurs under any Swap Contract resulting from (i) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as defined under such Swap Contract) as to which the Borrower or any Subsidiary is an Affected Party (as defined under such Swap Contract), and (B) in either event, the Swap Termination Value owed by the Borrower or any Subsidiary as a result thereof remains unpaid beyond the applicable grace period thereunder, and the Swap Termination Value (individually or in the aggregate) under all such unpaid Swap Contracts exceeds $250,000,000; or
     (f) Insolvency Proceedings, Etc. The Borrower or any of its Subsidiaries institutes or by any act or failure to act indicates its consent to, approval of, or acquiescence in any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any material part of its property, or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days, or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

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     (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against property of any such Person having an aggregate book value in excess of $250,000,000 and is not released, vacated, or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an individual amount exceeding $250,000,000, or, when aggregated with all other final judgments or orders for the payment of money, in an amount exceeding $350,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has, or would reasonably be expected to have, a Material Adverse Effect and, in the case of either clause (i) or clause (ii), (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. The occurrence of (i) either (A) an ERISA Event with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan, or the PBGC, or (B) the failure of the Borrower or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, and (ii) the liabilities arising under, or which reasonably would be expected to arise under, clause (i) preceding, individually or in the aggregate, exceed $250,000,000 or would be reasonably be expected to have a Material Adverse Effect; or
     (j) Invalidity of Loan Documents. (i) This Agreement, any Note, the Arranger Fee Letter, or the Administrative Fee Letter at any time after its execution and delivery and as a result of any act or omission of the Borrower (other than with the agreement of all the Lenders (or Bank of America, in the case of the Administrative Fee Letter, and Bank of America, BAS, JPMorgan, and JPMCB, in the case of the Arranger Fee Letter) or upon satisfaction in full of all the Obligations), ceases to be in full force and effect and such failure continues for 30 days after written notice thereof from Administrative Agent to the Borrower, or (ii) the Borrower or any other Person contests in any manner the validity or enforceability of this Agreement, any Note, the Arranger Fee Letter, or the Administrative Fee Letter, or (iii) the Borrower denies that it has any further liability or obligation under this Agreement, any Note, the Arranger Fee Letter, or the Administrative Fee Letter, or purports to revoke, terminate, or rescind this Agreement, any Note, the Arranger Fee Letter, or the Administrative Fee Letter.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any of the following actions:
     (a) declare the commitment of each Lender to make Loans, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

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     provided that, upon the occurrence of any event specified in subsection (f) of Section 8.01, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting the ratable share of the fees, indemnities, expenses, and other amounts (including all attorneys’ fees and expenses and amounts payable under Article III) payable to each of the Administrative Agent or the Syndication Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities, and other amounts (other than principal and interest) payable to the Lenders (including all attorneys’ fees and expenses and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to payment of any remaining Obligations, ratably among the holders of such remaining Obligations in proportion to the respective amounts described in this clause Fifth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX.
AGREEMENT AMONG LENDERS
     9.01 Appointment and Authorization of Administrative Agent.
     Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates, and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express)

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obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
     9.03 Liability of Agent-Related Persons. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation, or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.
     9.04 Reliance by Administrative Agent.
     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement, electronic mail message, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance), if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
     (b) In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.
     9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Administrative Agent shall have

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received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that, unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
     9.06 Credit Decision; Disclosure of Information by Administrative Agent and Syndication Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent or the Syndication Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent and the Syndication Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial, and other condition and creditworthiness of the Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial, and other condition and creditworthiness of the Borrower. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, neither the Administrative Agent nor the Syndication Agent, as applicable, shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial, and other condition or creditworthiness of the Borrower or any of its respective Affiliates which may come into the possession of any Agent-Related Person.
     9.07 Indemnification of Agent-Related Persons. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting its obligation to do so), in accordance with their Pro Rata Shares, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct or from such Agent-Related Person’s breach of this Agreement; provided that no action taken in accordance with the directions of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this

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Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Commitments, the payment of all Obligations hereunder, and the resignation or replacement of the Administrative Agent or the Syndication Agent.
     9.08 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Borrower and its respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.
     9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such Person acting as such successor administrative agent shall succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
     9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition, or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the

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Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements, and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements, and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt, on behalf of any Lender, any plan of reorganization, arrangement, adjustment, or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.11 Other Agents; Joint Book Managers, Joint Lead Arrangers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent,” “joint book manager,” or “joint lead arranger” shall have any obligation, liability, responsibility, or duty under this Agreement other than, in case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver, or consent shall:
     (a) waive any condition set forth in Section 4.01 (other than Section 4.01(c)) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02), without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees, or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

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     (d) reduce the principal of, or the rate of interest specified herein, on any Loan, or (subject to clause (iii) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or fees at the Default Rate;
     (e) change any provision of this Section 10.01, the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive, or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, in each case without the written consent of each Lender; or
     (f) change Section 2.12 or Section 8.03 in a manner that would alter the ratable sharing of payments required hereunder without the written consent of each Lender.
     and, provided, further, that (i) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or each affected Lender, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Arranger Fee Letter and the Administrative Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.
     10.02 Notices and Other Communications; Facsimile Copies.
     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed, or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone numbers, as follows:
     (i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address, or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address, or telephone number as shall be designated by such party in a notice to the other parties; and
     (ii) if to any other Lender, to the address, facsimile number, electronic mail address, or telephone number specified in the Register and obtained from its Administrative Questionnaire or to such other address, facsimile number, electronic mail address, or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.
     All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided that, notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such

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Person. In no event shall a voicemail message be effective as a notice, communication, or confirmation hereunder.
     (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent, and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications (such as Financial Statements, information delivered pursuant to Sections 6.02(c) or (d), and other information), to distribute Loan Documents for review and execution by the parties thereto, and to distribute copies of executed counterparts of Loan Documents, and may not be used for any other purpose.
     (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and each Lender shall be entitled to rely upon and act upon any notice, statement, certificate, order, or other document or any telephone message (including telephonic Loan Notices) believed in good faith by it to be genuine and correct and to have been signed, sent, or made by or on behalf of the Borrower, even if (i) such telephonic notices were not followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice believed in good faith by such Agent-Related Person or such Lender to have been given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     (e) Delivery of Items by Administrative Agent to Lenders. The Administrative Agent agrees to promptly delivery to the Lenders, in accordance with this Section 10.02, any items the Administrative Agent receives from the Borrower pursuant to Section 6.01, 6.02, or 6.03.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers, and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.
     10.04 Attorneys’ Fees, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation, and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent, or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable attorneys’ fees, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and

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expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable attorneys’ fees. The foregoing costs and expenses shall include all search, filing, recording, title insurance, and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent, counsel to the Administrative Agent, or any Lender. All amounts due under this Section 10.04 shall be payable within 30 Business Days after demand therefor. The agreements in this Section 10.04 shall survive the termination of the Total Commitment and repayment of all the other Obligations.
     10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, and their respective Affiliates, directors, officers, employees, counsel, agents, attorneys, and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, and disbursements (including reasonable attorneys’ fees and expenses) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of any Loan Document or any other agreement, letter, or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan, or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrowers or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (d) any claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation, or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or from such Indemnitee’s breach of this Agreement. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable no later than ten Business Days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Total Commitment, and the repayment, satisfaction or discharge of all the other Obligations. An Indemnitee will promptly notify the Borrower upon receipt of written notice of any claim, action, suit, or proceeding made, commenced, or threatened that could give rise to an Indemnified Liability; provided that, any failure by such Indemnitee to give such notice shall not relieve the Borrower from its obligations to indemnify the Indemnitee unless (and then solely to the extent) the Borrower is materially prejudiced thereby.
     10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated,

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declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.07 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.07, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.07 and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy, or claim under or by reason of this Agreement.
     (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Loans); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or a Lender Affiliate or an Approved Fund (as defined in subsection (h) of this Section 10.07) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes any Loans outstanding thereunder) or principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.07, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the

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assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04, and 10.05 for claims arising with respect to circumstances occurring prior to the assignment). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, and subject to, subsection (d) of this Section 10.07.
     (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall provide copies of the Register to the Borrower upon its reasonable request.
     (d) Any Lender at any time may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans at the time owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver, or other modification that would (i) postpone any date upon which any payment of money is to be paid to such Participant, or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (e) of this Section 10.07, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04, and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that (i) such Participant agrees to be subject to Section 2.12 as though it were a Lender and (ii) the Borrower has given prior written consent to the sale of the participation to such Participant.
     (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

364-Day Revolving Credit Agreement

     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent or approval to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.07(b)), the Borrower shall be deemed to have given its consent or approval five Business Days after the date the Assignment and Assumption has been delivered to the Borrower by the assigning Lender (through the Administrative Agent) unless such consent or approval is expressly refused by the Borrower prior to such fifth Business Day.
     (h) As used herein, the following terms have the following meanings:
     “Eligible Assignee” means (a) a Lender; (b) a Lender Affiliate; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender or (b) a Lender Affiliate.
     “Lender Affiliate” means, with respect to a Lender, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Lender. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, and agents, including accountants, legal counsel, and other advisors who have a need to know such information in connection with the transactions contemplated by this Agreement or the provisions of other financial products or services to Borrower (and each disclosing party agrees that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over the disclosing party, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective

364-Day Revolving Credit Agreement

counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or any similar confidentiality undertaking by which the disclosing party is bound, or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, and not from a Person party to the Loan Documents, or (i) to the National Association of Insurance Commissioners or any other similar organization. In addition, the Administrative Agent and the Lenders may disclose the (i) existence of this Agreement, (ii) the initial pricing under this Agreement, (iii) the Termination Date, (iv) the initial principal amount of this Agreement, and (v) the identities of the Administrative Agent, the Syndication Agent, the Arrangers, and the documentation agents under this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. For the purposes of this Section 10.08, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. The Administrative Agent, the Syndication Agent, and each Lender shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates that is a financial institution are authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, hereunder or under any Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.
     10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

364-Day Revolving Credit Agreement

     10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter, including any commitment letter relating to the credit facility contemplated hereby. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.
     10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.
     10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity, and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid, or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.15 Foreign Lenders. (a)(i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, with a copy to the Borrower, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent, with a copy to the Borrower, such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent, with a copy to the Borrower, of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.
     (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable

364-Day Revolving Credit Agreement

exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.
     (iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates, or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that, if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates, or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.
     (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 10.15(a).
     (b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.
     (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 10.15, and costs and expenses (including attorneys’ fees and expenses) of the Administrative Agent. The obligation of the Lenders under this Section 10.15 shall survive the termination of the Total Commitment, repayment of all the Obligations hereunder, and the resignation of the Administrative Agent.
     10.16 Removal and Replacement of Lenders.
     (a) Under any circumstances set forth herein providing that the Borrower shall have the right to remove or replace, as the case may be, a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender’s Commitment and repay in full all principal, interest, fees, and other amounts owing or accrued to such Lender through the date of termination (including any amounts payable pursuant to Section 3.05),

364-Day Revolving Credit Agreement

or (ii) replace such Lender by causing such Lender to assign all its Commitment and Loans (without payment of any assignment fee) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided that, if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. Any Lender being replaced pursuant to clause (ii) of the preceding sentence shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and Loans.
     (b) This Section 10.16 shall supersede any provision in Section 10.01 to the contrary.
     10.17 Governing Law.
     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT, AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
     10.18 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     10.19 TIME IS OF THE ESSENCE. TIME IS OF THE ESSENCE OF THE LOAN DOCUMENTS.

364-Day Revolving Credit Agreement

     10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     10.21 USA PATRIOT ACT NOTICE. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
[Remainder of Page Intentionally Left Blank
Signature Pages Follow]

364-Day Revolving Credit Agreement

Signature Page to that certain 364-Day Revolving Credit Agreement dated as of August 1, 2005, among ALLTEL Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, JPMorgan Chase Bank, N.A., as the Syndication Agent, and the Lenders named therein.

EXECUTED to be effective as of the Closing Date.

ALLTEL CORPORATION,
as the Borrower

By:	/s/ Scott T. Ford
Scott T. Ford, Chief Executive Officer and
President

Signature Page	364-Day Revolving Credit Agreement

Signature Page to that certain 364-Day Revolving Credit Agreement dated as of August 1, 2005, among ALLTEL Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, JPMorgan Chase Bank, N.A., as the Syndication Agent, and the Lenders named therein.

EXECUTED to be effective as of the Closing Date.

BANK OF AMERICA, N.A.,
as the Administrative Agent and a Lender

By:	/s/ Todd Shipley
Todd Shipley, Managing Director

Signature Page	364-Day Revolving Credit Agreement

Signature Page to that certain 364-Day Revolving Credit Agreement dated as of August 1, 2005, among ALLTEL Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, JPMorgan Chase Bank, N.A., as the Syndication Agent, and the Lenders named therein.

EXECUTED to be effective as of the Closing Date.

JPMORGAN CHASE BANK, N.A.,
as the Syndication Agent and a Lender

By:	/s/ David M. Mallett
Name:	David M. Mallett
Title:	Vice President

Signature Page	364-Day Revolving Credit Agreement

Signature Page to that certain 364-Day Revolving Credit Agreement dated as of August 1, 2005, among ALLTEL Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, JPMorgan Chase Bank, N.A., as the Syndication Agent, and the Lenders named therein.

EXECUTED to be effective as of the Closing Date.

CITICORP USA, INC.,
as a Lender

By:	/s/ Maureen Maroney
Name:	Maureen Maroney
Title:	Director

Signature Page	364-Day Revolving Credit Agreement

Signature Page to that certain 364-Day Revolving Credit Agreement dated as of August 1, 2005, among ALLTEL Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, JPMorgan Chase Bank, N.A., as the Syndication Agent, and the Lenders named therein.

EXECUTED to be effective as of the Closing Date.

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Robert W. Boswell
Name:	Robert W. Boswell
Title:	Vice President

Signature Page	364-Day Revolving Credit Agreement

Signature Page to that certain 364-Day Revolving Credit Agreement dated as of August 1, 2005, among ALLTEL Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, JPMorgan Chase Bank, N.A., as the Syndication Agent, and the Lenders named therein.

EXECUTED to be effective as of the Closing Date.

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mark L. Cook
Name:	Mark L. Cook
Title:	Director

Signature Page	364-Day Revolving Credit Agreement

Signature Page to that certain 364-Day Revolving Credit Agreement dated as of August 1, 2005, among ALLTEL Corporation, as the Borrower, Bank of America, N.A., as the Administrative Agent, JPMorgan Chase Bank, N.A., as the Syndication Agent, and the Lenders named therein.

EXECUTED to be effective as of the Closing Date.

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Nicholas Bell
Name:	Nicholas Bell
Title:	Director

Signature Page	364-Day Revolving Credit Agreement